HOLLYWOOD MEDIA CORP. REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

- First Quarter 2005 Revenues Increase 48% over First Quarter 2004 –

- Broadway Ticketing Revenues Increase 54%, with 98% Growth in Broadway.com Revenue -

- Data Businesses Revenue Up 46% –

- Deferred Revenue up 41% as of March 31, 2005 vs. December 31, 2004 -

(Boca Raton, FL – May 16, 2005) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the first quarter ended March 31, 2005.

FINANCIAL RESULTS

Net revenues for the three months ended March 31, 2005 increased 48.0 percent to $21.9 million compared to $14.8 million for the same period of 2004. Total operating expenses (which includes cost of revenues-ticketing; editorial, production, development and technology expenses; selling, general and administrative expenses; and depreciation and amortization expenses) increased 49.2 percent to $24.8 million from $16.6 million in the first quarter of 2004.

The net loss for the first quarter of 2005 was $3.0 million, or $0.10 per share based on 30.7 million weighted average shares outstanding during the period, compared with a net loss of $1.7 million, or $0.07 per share, for first quarter of 2004 based on 24.9 million weighted average shares outstanding during the period, and a sequential decrease in net loss of 24.1 percent from the net loss of $3.9 million, or $0.13 per share, for the fourth quarter of 2004.

The first quarter of 2005 included approximately $1.0 million in expenses for consulting and accounting fees and internal costs relating to compliance with internal control requirements of the Sarbanes-Oxley Act of 2002 and quarter-end accounting services. Management expects these expenses to decrease substantially beginning in the second quarter of 2005.

Further, the change in the results for the first quarter of 2005 as compared to the first quarter of 2004 included a $0.7 million non-cash gain recognized in the first quarter of 2004, which resulted from the Company’s acquisition of a third party’s 20 percent stake in our Baseline subsidiary.

“The substantial growth in our Broadway Ticketing division has exceeded our highest expectations and we are on track for a record year in this division,” commented Mitchell Rubenstein, Hollywood Media’s Chief Executive Officer. “We sold 74 percent more tickets on Broadway.com during the first quarter of 2005 than in the year ago period, which has stretched our resources and current technology infrastructure and required hiring additional customer service and IT personnel. While we are pleased with the significant growth our Broadway ticketing business is experiencing, we are focused on materially lowering our operating expenses both in our Broadway Ticketing division and Company-wide. We are in the process of implementing multiple major efficiency and cost-savings measures anticipated to materially reduce the Company’s overall SG&A expenses, including overhead reductions, reduced accounting fees, and the installation of a new more robust Broadway ticketing software system that will streamline our ticketing functionality and improve efficiencies.”

Mr. Rubenstein continued, “Our Data Business, which consists of CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems, continues to produce strong results, contributing both to our top and bottom line growth in that business. For Hollywood.com and other Internet advertising, our 2005 revenue to date, together with signed advertisers’ commitments for additional ad buys in 2005, total approximately $2.3 million, almost 82 percent of our total ad sales for all of 2004.”

SEGMENT RESULTS

Broadway Ticketing

Broadway Ticketing revenue, including Broadway.com and 1-800-Broadway, during the first quarter of 2005 was $18.3 million, a 54.4 percent increase compared to the $11.9 million for the first quarter of 2004. This revenue increase was the result of a 98.3 percent increase in sales via Broadway.com and 1-800-Broadway to $13.5 million, while group sales were flat compared to the first quarter last year. This division had a 257.8 percent increase in sales of hotel room packages and a 113.6 percent increase in gift certificate purchases in the first quarter this year as compared to the first quarter last year. Deferred revenue relating to Broadway Ticketing, which is a leading indicator of our increased ticket sales, was $16.1 million as of March 31, 2005, up 41.5 percent from $11.4 million as of December 31, 2004, and a 51.3 percent increase as compared to deferred revenue of $10.6 million as of March 31, 2004.

Mr. Rubenstein continued, “The first quarter is traditionally a slow quarter for our Broadway Ticketing business, but increased traffic to our redesigned and more sales-friendly website resulted in significantly increased ticket sales and this trend is continuing.”

Data Business

The Data Business segment contributed revenue of $2.4 million during the first quarter of 2005, a 46.0 percent increase from $1.7 million for the first quarter of 2004. This increase is primarily attributable to revenues generated by StudioSystems, which was acquired in July 2004, as well as from new data customer contracts.

Mr. Rubenstein continued, “With the integration of StudioSystems, we are now providing increased data services to a larger customer base and we are realizing our additional leverage due to the critical mass we have achieved in this business as we bring new customers on line, and the pipeline of customer prospects has increased in both size and scope.”

Internet Advertising Sales

Revenues in the Internet Advertising Sales Division were $788,526 during first quarter 2005 vs. $707,985 for first quarter 2004, an increase of 11.4 percent. Note that Internet Advertising Sales revenue excludes ad agency commissions.

Hollywood.com Television

“The Company’s cable TV network, Hollywood.com Television, is now accessible by more than 12.8 million cable TV subscribers as several of our current MSOs have expanded their distribution of the channel,” Mr. Rubenstein commented. “According to an industry observer, VOD (video on demand) capable homes are estimated to increase from approximately 18 million at the end of last year to 23 million by the end of this year. Given our penetration and reach, we are currently ramping up our advertising initiatives and expect to begin generating revenues from advertising sales during the second half of this year. We continue to enhance the content and functionality of the channel.”

Intellectual Property

Our Intellectual Property division revenues of $329,061 for the first quarter of 2004 were down 30.2 percent from the revenues of $471,125 for the first quarter of 2004, a function of revenue recognition timing under GAAP in this division based primarily on the timing of delivery of book manuscripts to publishers.

MovieTickets.com

“MovieTickets.com, in which we now have a 26.2 percent equity interest, is positioned to benefit from the summer movie season, with pre-sale of tickets for the new Star Wars™ movie underway,” Mr. Rubenstein commented. “More and more, consumers prefer to purchase tickets for significant movie events online rather than standing in line.”

Balance Sheet

Hollywood Media completed the quarter with $3.8 million in cash and cash equivalents, and $2.6 million in accounts receivable. During the quarter, $1.7 million in cash was used for accounting fees and Sarbanes-Oxley-related consulting fees. The Company expects these cash outlays to be reduced significantly for the remainder of the year. The current ratio as of March 31, 2005 was 0.87, and shareholders’ equity was $45.3 million compared to $47.1 million as of December 31, 2004. Total deferred revenue for the Company, of which $16.1 million relates to Broadway Ticketing, was $17.2 million at March 31, 2005, an increase of 41.0 percent compared to $12.2 million at December 31, 2004.

Teleconference Information

Management will host a teleconference today, May 16, at 4:30 p.m. to discuss Hollywood Media’s 2005 first quarter financial results. To access the teleconference, please dial 800-231-5571 if calling within the United States or 973-582-2703 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of Hollywood Media’s website, located at http://www.hollywood.com/about_us/.  Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call. If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through May 23, 2005, which can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 6050073. A replay of the teleconference and a copy of this press release will also be archived for a longer period on the investor relations portion of Hollywood Media’s web site.

About Hollywood Media Corp.

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, Hollywood Media has launched a network of media businesses. Hollywood Media’s Data Business includes CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems. Hollywood Media’s Broadway Ticketing business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply media outlets with specific information on entertainment events, such as movies, live theater and concerts, and sell tickets for Broadway shows. Hollywood Media’s businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, Hollywood Media owns and operates the cable television network, Hollywood.com Television.

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2004 as amended. Such forward-looking statements speak only as of the date on which they are made.

Contact:

Matthew Hayden

Hayden Communications, Inc.

matt@haydenir.com

858-704-5065

The following financial tables are unaudited.

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
NET REVENUES
Ticketing	$18,339,544	$11,878,290
Other	3,545,968	2,906,430
	21,885,512	14,784,720
OPERATING EXPENSES:
Cost of revenues – ticketing	15,897,787	9,951,540
Editorial, production, development and technology (exclusive of depreciation and amortization shown separately below)	1,344,955	1,188,021
Selling, general and administrative	7,020,386	4,978,313
Depreciation and amortization	570,107	530,117
Total operating expenses	24,833,235	16,647,991

Operating loss	(2,947,723)	(1,863,271)
EQUITY IN EARNINGS (LOSSES) OF INVESTEES	(5,032)	4,694
OTHER INCOME (EXPENSE):
Interest, net	(44,761)	(417,955)
Other, net	26,332	690,561
Loss before minority interest	(2,971,184)	(1,585,971)
MINORITY INTEREST IN (EARNINGS) LOSSES OF SUBSIDIARIES	203	(70,492)
Net loss	$(2,970,981)	$(1,656,463)
Basic and diluted loss per common share	$(0.10)	$(0.07)

Weighted average common and common equivalent shares outstanding - basic and diluted	30,655,878	24,916,531

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,801,726	$6,330,394
Receivables, net	2,579,019	1,992,478
Inventories, net	12,969,507	8,467,405
Prepaid expenses	1,275,320	1,124,363
Other receivables	1,921,618	1,205,803
Other current assets	55,624	45,935
Restricted cash	127,500	255,000
Total current assets	22,730,314	19,421,378

ACQUISITION ESCROW	750,000	750,000
PROPERTY AND EQUIPMENT, net	2,464,426	2,455,040
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	168,608	435,509
INTANGIBLE ASSETS, net	1,307,229	1,515,985
GOODWILL, net	45,064,263	44,977,429
OTHER ASSETS	224,290	256,258
TOTAL ASSETS	$72,709,130	$69,811,599

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,388,327	$4,043,098
Accrued expenses and other	4,612,101	5,172,920
Deferred revenue	16,982,628	12,006,919
Current portion of capital lease obligations	132,738	150,103
Total current liabilities	26,115,794	21,373,040

DEFERRED REVENUE	214,333	227,000
CAPITAL LEASE OBLIGATIONS, less current portion	110,939	84,523
MINORITY INTEREST	13,995	74,075
OTHER DEFERRED LIABILITY	119,707	104,539
CONVERTIBLE DEBENTURE, NET	834,596	799,152

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $.01 par value, 100,000,000 shares authorized; 31,608,080 And 31,283,706 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	316,081	312,837
Additional paid-in capital	306,685,141	305,729,408
Deferred compensation	(2,275,000)	(2,437,500)
Accumulated deficit	(259,426,456)	(256,455,475)
Total shareholders' equity	45,299,766	47,149,270
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$72,709,130	$69,811,599